EXHIBIT 99.1

McGrath RentCorp Announces Results for First Quarter 2015

Rental revenues increase 5%
EPS decreases 13% to $0.26 for the quarter

LIVERMORE, Calif., April 30, 2015 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business-to-business rental company, today announced total revenues for the quarter ended March 31, 2015, of $90.2 million, an increase of 3%, compared to $87.6 million in the first quarter of 2014. The Company reported net income of $6.8 million, or $0.26 per diluted share for the first quarter of 2015, compared to net income of $7.9 million, or $0.30 per diluted share, in the first quarter of 2014.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Despite the impact of both seasonal and cyclical headwinds for our electronic test equipment and liquid & solid containment rental businesses during the first quarter, our recovering modular rental division drove our year over year 5% increase in Company-wide rental revenues. This is the twentieth consecutive year over year quarterly rental revenue increase. We are disappointed in the $0.04 reduction in EPS for the quarter from a year ago; however, we are early in the year, with many moving parts and dynamics associated with our different businesses that contribute to our annual earnings. We look forward to improving upon these results as the year progresses.

Modular division-wide rental revenues for the quarter increased $4.9 million, or 23%, to $26.4 million from a year ago. This is the eighth consecutive year over year quarterly rental revenue increase. During the first quarter, we experienced a 21% increase in division-wide year over year first month's rental revenue bookings for modular buildings with a 44% increase in California and 9% outside of the state. First quarter 2015 modular division average and ending utilization reached 74.2% and 74.5%, respectively, an increase from 69.9% and 69.4% a year ago. Modular division EBIT, or income from operations, for the quarter increased to $4.3 million, or by 47%, from the same period a year ago. EBIT margin increased to 11% from 9% a year ago. This favorable increase in EBIT profit and margin was driven primarily by higher rental revenues and rental revenue margin expansion. Gross margin on rental revenues increased to 47% for the quarter from 43% a year ago. Modular division EBIT results also benefited from higher profit on rental related services, offset by higher SG&A expenses and lower profit on equipment sales from last year's quarter.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, declined by $0.2 million for the quarter, or less than 1% to $17.0 million from a year ago. Average utilization and total original cost of rental equipment were 61.1% and $300 million for the quarter compared to 61.0% and $280 million a year ago. However, average monthly rental rates slid to 3.08% from 3.34%, or by 8% from a year ago. The marked reduction in rental rates is primarily due to lower crude oil prices and the significant decline in wellhead related drilling and completions activity, resulting in highly competitive upstream rental market conditions, in particular for 21K tanks. The oversupply of 21K tanks relative to demand in the oilfields is also putting downward pressure on rental pricing in midstream, downstream and other market verticals. Adler Tank Rentals' first quarter results were also impacted negatively by seasonal cold weather in both the Midwest and Northeast geographies. We remain cautious in our outlook for our liquid and solid containment rental business for the remainder of 2015 due to the current excess supply of 21K tanks in the marketplace. EBIT for the quarter decreased $0.5 million, or 8%, to $5.1 million from a year ago. The higher percentage decrease in EBIT at 8% as compared to rental revenues at 1% for the quarter was primarily a result of depreciation expense rising to $4.0 million, or by 8% year over year.

Rental revenues for TRS-RenTelco, our electronics division, declined by $1.6 million for the quarter, or 7%, to $22.1 million from a year ago. The year over year reduction in rental revenues was driven by significantly lower communications test equipment business activity. We anticipate that our communications test equipment booking levels will show improvement beginning in the second quarter. General purpose test equipment rental activity which had been slow throughout 2014 improved in the first quarter of 2015 compared to the same period a year ago. EBIT for the quarter declined by $1.8 million, or 26%, from the same period in 2014. The reduction in rental revenue of $1.6 million was the primary contributor to lower year over year EBIT as higher equipment processing and SG&A costs were mostly offset by higher profit on equipment sales and lower equipment depreciation expense. The higher percentage drop in year over year EBIT at 26% compared to rental revenues at 7% is primarily due to equipment depreciation expense typically making up between 70 and 75% of direct rental costs. In other words, within any given quarter, we only have a limited amount of variable cost associated with rental revenue generation that can easily and responsibly be taken out of the business. Average equipment utilization was 59.9% for the first quarter, compared to 56.8% for the same period in 2014. Average rental rates for the first quarter of 2015 declined by 11% to 4.66% from 5.22% a year ago. This is primarily due to the on-rent equipment mix increasing for general purpose and decreasing for communications test equipment. General purpose test equipment has longer depreciable lives and lower rental rates than communications test equipment.

Mobile Modular Portable Storage made good progress during the first quarter in building its customer following, increasing booking levels and growing rental revenues from a year ago. First month's rent booking levels and rental revenues for the first quarter grew by 57% and 44% respectively, from the same period a year ago. Individual branch, as well as overall business profitability is continuing to grow. We are targeting further geographic expansion during 2015. We are on track towards building a meaningful-sized storage container rental business with attractive operating metrics.

In examining our past years' quarterly earnings results there are a variety of seasonality factors with our different rental businesses that tend to put downward pressure on the Company's earnings in the first half of the fiscal year, and even more so, in the first quarter (as more fully described in our Form 10-Q Risk Factors). In fact, over the past decade the Company's average percentage of annual EPS for both the first quarter and first half of our fiscal year represent 21% and 43%, respectively. Most recently, our first quarter of 2014 was only 17% of total EPS for the year. When occasional cyclical forces are combined with seasonal factors in a given period, it can exacerbate downward pressure on quarterly EPS results. In particular, for the first quarter of 2015, our results were impacted negatively by not only seasonal factors, but also in our electronics rental business by a slowdown in the deployment of new or enhanced communication networks, as well as in our liquid and solid containment rental business by the precipitous decline in crude oil prices entering the year. While assessing the full year impact of these cyclical forces to our earnings is difficult, we expect improved earnings through the balance of the year, led by recovery in our modular rental division and through reducing expenses compared to our beginning of year internal forecast. We have thoroughly reviewed our operating plans for 2015 and have identified various cost adjustments that can be executed upon with limited impact to our top line rental revenue growth objectives. In turn, we are reconfirming our full year guidance range of $1.75 to $1.95 per diluted share."

All comparisons presented below are for the quarter ended March 31, 2015 to the quarter ended March 31, 2014 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2015, the Company's Mobile Modular division reported a 47% increase in income from operations to $4.3 million. Rental revenues increased 23% to $26.4 million, depreciation expense increased 19% to $4.6 million and other direct costs increased 12% to $9.5 million, which resulted in an increase in gross profit on rental revenues of 34% to $12.3 million. Rental related services revenues increased 24% to $9.1 million, with gross profit on rental related services revenues increasing 17% to $2.3 million. Sales revenues decreased 30% to $3.3 million with gross profit on sales revenues decreasing 31% to $0.9 million, primarily due to lower used equipment sales revenues and flat gross margins of 29% in 2015 and 2014. Selling and administrative expenses increased 17% to $11.4 million primarily due to increased employee headcount, salaries and benefit costs.

TRS-RENTELCO

For the first quarter of 2015, the Company's TRS-RenTelco division reported a 26% decrease in income from operations to $5.2 million. Rental revenues decreased 7% to $22.1 million. The decrease in rental revenues and a 21% increase in other direct costs to $3.4 million, partly offset by a 2% decrease in depreciation to $10.2 million, resulted in a decrease in gross profit on rental revenues of 19% to $8.6 million. Sales revenues increased 4% to $4.9 million. Gross profit on sales revenues increased 20% to $2.4 million, primarily due to higher gross margins on new and used equipment sales revenues in the first quarter of 2015. Selling and administrative expenses increased 1% to $6.1 million.

ADLER TANKS

For the first quarter of 2015, the Company's Adler Tanks division reported an 8% decrease in income from operations to $5.1 million. Rental revenues decreased 1% to $17.0 million.  Other direct costs were flat at $2.3 million and depreciation expense increased 8% to $4.0 million, which resulted in a decrease in gross profit on rental revenues of 4% to $10.7 million.  Rental related services revenues increased 2% to $5.6 million, with gross profit on rental related services increasing 5% to $1.2 million.  Selling and administrative expenses were flat at $6.9 million.

OTHER HIGHLIGHTS

  Debt decreased $1.6 million during the quarter to $320.9 million, with the Company's funded debt (notes payable) to equity ratio decreasing to 0.75 to 1 at March 31, 2015 from 0.76 to 1 at December 31, 2014. As of March 31, 2015, the Company had capacity to borrow an additional $229.1 million under its lines of credit.
  Dividend rate increased 2% to $0.25 per share for the first quarter 2015 compared to the first quarter 2014.  On an annualized basis, this dividend represents a 3.0% yield on the April 29, 2015 close price of $33.47.
  Adjusted EBITDA decreased 1% to $35.5 million for the first quarter of 2015 compared to the first quarter of 2014.  At March 31, 2015, the Company's ratio of funded debt (notes payable) to the last twelve months actual Adjusted EBITDA was 1.88 to 1, compared to 1.89 at December 31, 2014. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this press release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2015 full-year earnings per share will be in a range of $1.75 to $1.95 per diluted share.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of April 9, 2015, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on April 30, 2015 to discuss the first quarter 2015 results. To participate in the teleconference, dial 1-888-329-8893 (in the U.S.), or 1-719-325-2428 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com.  Telephone replay of the call will be available for 7 days following the call by dialing 1-800-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.). The pass code for the call replay is 7197361. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: further geographic expansion of the Mobile Modular Portable Storage business during 2015 and the Company being on track towards building a meaningful-sized storage container rental business with attractive operating metrics; anticipation that the Company's communications test equipment booking levels will show improvement beginning in the second quarter; anticipation of improvements in earnings as the fiscal year progresses; and reconfirmation of the Company's 2015 full-year earnings per share guidance.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following:  the extent of and timetable for the recovery underway in our modular building division; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets, including as a result of the impact from the precipitous decline in crude oil prices, the potential for continuing softness in general-purpose test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers' need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets, as well as building preparation and transportation costs relating to our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2014, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2015	2014
Revenues
Rental	$ 65,502	$ 62,430
Rental related services	15,367	13,512
Rental operations	80,869	75,942
Sales	8,787	11,038
Other	532	580
Total revenues	90,188	87,560

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	18,682	17,897
Rental related services	11,899	10,307
Other	15,211	13,550
Total direct costs of rental operations	45,792	41,754
Costs of sales	5,309	7,168
Total costs of revenues	51,101	48,922
Gross profit	39,087	38,638
Selling and administrative expenses	25,212	23,411
Income from operations	13,875	15,227
Other income (expense):
Interest expense Foreign currency exchange loss	(2,391)	(2,203)
Foreign currency exchange loss	(168)	(88)
Income before provision for income taxes	11,316	12,936
Provision for income taxes	4,470	5,065
Net income	$ 6,846	$ 7,871

Earnings per share:
Basic	$ 0.26	$ 0.31
Diluted	$ 0.26	$ 0.30
Shares used in per share calculation:
Basic	26,091	25,789
Diluted	26,276	26,230

Cash dividends declared per share	$ 0.250	$ 0.245

MCGRATH RENTCORP CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(in thousands)	2015	2014

Assets
Cash	$ 777	$ 1,167
Accounts receivable, net of allowance for doubtful accounts of $2,042 in 2015 and $2,038 in 2014	89,361	101,294

Rental equipment, at cost:
Relocatable modular buildings	678,990	664,340
Electronic test equipment	269,575	261,995
Liquid and solid containment tanks and boxes	305,751	303,303
	1,254,316	1,229,638
Less accumulated depreciation	(415,238)	(403,888)
Rental equipment, net	839,078	825,750

Property, plant and equipment, net	109,627	108,628
Prepaid expenses and other assets	35,287	41,424
Intangible assets, net	10,118	10,336
Goodwill	27,808	27,808
Total assets	$1,112,056	$1,116,407

Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$ 320,923	$ 322,478
Accounts payable and accrued liabilities	70,242	71,357
Deferred income	29,359	29,139
Deferred income taxes, net	265,684	268,902
Total liabilities	686,208	691,876

Shareholders' equity:
Common stock, no par value --
Authorized - 40,000 shares
Issued and Outstanding – 26,130 shares as of March 31, 2015 and 26,051 shares as of December 31, 2014	107,745	106,469
Retained earnings	318,133	318,164
Accumulated other comprehensive loss	(30)	(102)
Total shareholders' equity	425,848	424,531
Total liabilities and shareholders' equity	$1,112,056	$1,116,407

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2015	2014

Cash Flows from Operating Activities:
Net income	$ 6,846	$ 7,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,906	19,932
Provision for doubtful accounts	333	456
Non-cash share-based compensation	931	955
Gain on sale of used rental equipment	(2,869)	(2,500)
Foreign currency exchange loss	168	88
Change in:
Accounts receivable	11,600	4,123
Prepaid expenses and other assets	6,137	2,587
Accounts payable and accrued liabilities	(6,421)	2,740
Deferred income	220	(2,315)
Deferred income taxes	(3,218)	4,115
Net cash provided by operating activities	34,633	38,052

Cash Flows from Investing Activities:
Purchase of rental equipment	(29,974)	(31,759)
Purchase of property, plant and equipment	(3,005)	(2,812)
Proceeds from sale of used rental equipment	6,111	6,430
Net cash used in investing activities	(26,868)	(28,141)

Cash Flows from Financing Activities:
Net repayments under bank lines of credit	(1,555)	(41,922)
Borrowing under Series B senior notes	—	40,000
Proceeds from the exercise of stock options	958	76
Excess tax benefit from exercise and disqualifying disposition of stock options	19	508
Taxes paid related to net share settlement of stock awards	(582)	(2,512)
Repurchase of common stock	(377)	—
Payment of dividends	(6,639)	(6,489)
Net cash used in financing activities	(8,176)	(10,339)
Effect of foreign currency exchange rate changes on cash	21	9
Net decrease in cash	(390)	(419)
Cash balance, beginning of period	1,167	1,630
Cash balance, end of period	$ 777	$ 1,211

Interest paid, during the period	$ 2,008	$ 1,157
Net income taxes paid, during the period	$ 316	$ 339
Dividends accrued during the period, not yet paid	$ 6,552	$ 6,387
Rental equipment acquisitions, not yet paid	$ 10,220	$ 7,464

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 26,408	$ 22,111	$ 16,983	$ —	$ 65,502
Rental related services	9,103	656	5,608	—	15,367
Rental operations	35,511	22,767	22,591	—	80,869
Sales	3,260	4,940	275	312	8,787
Other	113	387	32	—	532
Total revenues	38,884	28,094	22,898	312	90,188

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	4,561	10,152	3,969	—	18,682
Rental related services	6,781	698	4,420	—	11,899
Other	9,525	3,395	2,291	—	15,211
Total Direct costs of rental operations	20,867	14,245	10,680	—	45,792
Costs of sales	2,313	2,539	211	246	5,309
Total costs of revenues	23,180	16,784	10,891	246	51,101

Gross Profit (Loss)
Rental	12,322	8,564	10,723	—	31,609
Rental related services	2,322	(42)	1,188	—	3,468
Rental operations	14,644	8,522	11,911	—	35,077
Sales	947	2,401	64	66	3,478
Other	113	387	32	—	532
Total gross profit	15,704	11,310	12,007	66	39,087
Selling and administrative expenses	11,356	6,118	6,918	820	25,212
Income (loss) from operations	$ 4,348	$ 5,192	$ 5,089	$ (754)	13,875
Interest expense					(2,391)
Foreign currency exchange loss					(168)
Provision for income taxes					(4,470)
Net income					$ 6,846

Other Information
Average rental equipment [1]	$ 640,753	$ 264,247	$300,494
Average monthly total yield [2]	1.37%	2.79%	1.88%
Average utilization [3]	74.2%	59.9%	61.1%
Average monthly rental rate [4]	1.85%	4.66%	3.08%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average utilization is calculated by dividing the cost of Average rental equipment on rent by the total cost of Average rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 21,533	$ 23,760	$ 17,137	$ —	$ 62,430
Rental related services	7,317	722	5,473	—	13,512
Rental operations	28,850	24,482	22,610	—	75,942
Sales	4,672	4,735	526	1,105	11,308
Other	118	424	38	—	580
Total revenues	33,640	29,641	23,174	1,105	87,560

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	3,831	10,391	3,675	—	17,897
Rental related services	5,335	628	4,344	—	10,307
Other	8,473	2,810	2,267	—	13,550
Total Direct costs of rental operations	17,639	13,829	10,286	—	41,754
Costs of sales	3,297	2,737	448	686	7,168
Total costs of revenues	20,936	16,566	10,734	686	48,922

Gross Profit (Loss)
Rental	9,229	10,559	11,195	—	30,983
Rental related services	1,982	94	1,129	—	3,205
Rental operations	11,211	10,653	12,324	—	34,188
Sales	1,375	1,998	78	419	3,870
Other	118	424	38	—	580
Total gross profit	12,704	13,075	12,440	419	38,638
Selling and administrative expenses	9,740	6,037	6,896	738	23,411
Income from operations	$ 2,964	$ 7,038	$ 5,544	$ (319)	15,227
Interest expense					(2,203)
Foreign currency exchange loss					(88)
Provision for income taxes					(5,065)
Net income					$ 7,871

Other Information
Average rental equipment [1]	$ 570,371	$ 266,926	$280,483
Average monthly total yield [2]	1.26%	2.97%	2.04%
Average utilization [3]	69.9%	56.8%	61.0%
Average monthly rental rate [4]	1.80%	5.22%	3.34%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average utilization is calculated by dividing the cost of Average rental equipment on rent by the total cost of Average rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA" which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation.  Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.  The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014
Net Income	$ 6,846	$ 7,871	$ 44,684	$ 42,053
Provision for income taxes	4,470	5,065	30,257	27,100
Interest	2,391	2,203	9,468	8,687
Depreciation and amortization	20,906	19,932	82,099	77,973
EBITDA	34,613	35,071	166,508	155,813
Share-based compensation	931	955	3,830	3,509
Adjusted EBITDA [1]	$ 35,544	$ 36,026	$ 170,338	$ 159,322

Adjusted EBITDA margin [2]	39%	41%	41%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014
Adjusted EBITDA [1]	$ 35,544	$ 36,026	$ 170,338	$ 159,322
Interest paid	(2,008)	(1,157)	(9,925)	(8,695)
Net income taxes paid	(316)	(339)	(22,252)	(9,894)
Gain on sale of used rental equipment	(2,869)	(2,500)	(15,737)	(12,257)
Gain on sale of property, plant and equipment	—	—	(812)	—
Foreign currency exchange loss	188	88	431	331
Change in certain assets and liabilities:
Accounts receivable, net	11,933	4,579	(6,290)	3,955
Prepaid expenses and other assets	6,137	2,587	(10,102)	(3,152)
Accounts payable and other liabilities	(14,196)	1,083	6,245	(582)
Deferred income	220	(2,315)	7,671	1,046
Net cash provided by operating activities	$ 34,633	$ 38,052	$ 119,567	$ 130,074

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200